Exhibit 99.1

GPN NETWORK ANNOUNCES CHANGE OF CORPORATE NAME AND TICKER SYMBOL: IR BIOSCIENCES HOLDINGS, INC.


Scottsdale,  AZ.,  August 27, 2003 - - GPN Network,  Inc. (OTC  Bulletin  Board:
GPNW) announced today that effective August 28, 2003, the Company's new name will be "IR BioSciences Holdings, Inc." The Company is the parent company of ImmuneRegen BioSciences, Inc., a research and development biotechnology company, and its common stock will begin trading under the new ticker symbol: IRBH. A new Cusip number has been assigned to the Company's common stock.

The Company said it will issue new stock certificates bearing the Company's new name in the ordinary course of trading and re-issuance and does not intend to solicit the exchange of outstanding stock certificates. Stockholders holding their GPN Network shares in street name will see the Company's name change reflected in future statements. Accordingly, no action is required by stockholders with respect to their stock certificates or shares held in street name.

About IR BioSciences Holdings, Inc.

The Company is the parent company of its wholly owned subsidiary, ImmuneRegen BioSciences, Inc. ImmuneRegen is a biotechnology company engaged in the research and development of applications utilizing modified Substance P, a naturally occurring immunomodulator. Derived from homeostatic substance P, ImmuneRegen has named its proprietary compound "Homspera." ImmuneRegen's initial focus is on the continuing development of Homspera for various applications for use in improving pulmonary function and stimulating the human immune system. For more information, please visit ImmuneRegen's website at www.immuneregen.com .

About Homspera

ImmuneRegen's patents and continued substance P research are derived from discoveries made during research funded by the Air Force Office of Scientific Research in the early 1990s. During this research, Dr. Witten and his associates observed that the exposure of animals to jet fuels resulted in pathological changes in the lung and immune systems of those exposed. It was also observed that such exposure resulted in depletion of substance P from the lungs of the animals. These studies further showed that the administration of substance P may help prevent and reverse the effects of jet fuel exposure in the lungs, as well as protect and regenerate the immune system. The immune findings led to early research on the treatment of exposure to acute radiation and on the possible reversal of lung damage caused by Acute Respiratory Distress Syndrome (ARDS) and cigarette smoke.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The Company's actual results could differ materially from expected results as a result of a number of factors, including the uncertainties inherent in research collaborations, clinical trials and product development programs, the evaluation of potential opportunities, the level of available capital and corporate expenditures, capital market conditions, and others set forth in the Company's periodic report on Form 8-K as filed with the Securities and Exchange Commission on July 7, 2003.